Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Post-Effective Amendment No. 4 on Form S-1 to Form S-1 Registration Statement (File No. 333-136586) and related prospectus of our report dated August 27, 2009, relating to the consolidated financial statements of API Technologies Corp. as of and for the years ended May 31, 2009 and 2008 in this Post-Effective Amendment No. 4 on Form S-1 to Form S-1 Registration Statement (File No. 333-136586).

We also consent, to the reference to us under the caption “Experts” in this Post-Effective Amendment No. 4 on Form S-1 to Form S-1 Registration Statement (File No. 333-136586) and related prospectus.

/s/ WithumSmith+Brown, PC
New Brunswick, New Jersey
June 4, 2010